EXHIBIT 3.I

                             AMENDMENT TO BYLAWS OF
                              TECH DATA CORPORATION
                              ---------------------

         The Bylaws of TECH DATA CORPORATION are amended pursuant to resolution of the Board of Directors adopted on March 30, 1999, as follows:

         1. Section D(1) of Article V - Audit Committee shall be and hereby is amended to read as follows:

               "(1) To recommend to the Board of Directors for approval a firm of independent public accountants to audit the accounts of the corporation and its subsidiaries;"